Exhibit 99.3

FOR IMMEDIATE RELEASE

CHINATEL GROUP TO BID FOR WIRELESS SPECTRUM LICENCES IN ARGENTINA

IRVINE, CALIFORNIA – September 15, 2008 – ChinaTel Group, Inc. (“ChinaTel” – OTCBB:CHTL) subsidiary, ChinaTel Argentina S.A., today announced that it plans to participate in an upcoming auction to bid for wireless 3.5GHz spectrum licensing for the country of Argentina.  This move is part of ChinaTel’s worldwide strategic plan to acquire and/or operate WiMAX networks in key markets around the globe.

George Alvarez, CEO of ChinaTel Group states: “We have duly filed on September 11, 2008 before the National Communications Commission the request to be included under the Registry of Frequencies for ChinaTel S.A. and for each one of the following 15 cities: Bahía Blanca, La Plata, Mar del Plata, Moreno, Pilar, Comodoro Rivadavia, Córdoba, Corrientes, Mendoza, Neuquén, Rosario, Santa Fe, San Juan, San Luis, San Miguel de Tucumán.”

Together with Asia, Latin America has proven to be one of the current growth areas for WiMAX. According to a recent report from Research and Markets, Argentina’s internet market is the third largest in Latin America, and penetration is among the highest in the region. Argentina has one of the most developed broadband markets in South America. Broadband penetration is considerably higher than the regional average, second only to Chile. Since 2004, the number of broadband subscribers has been soaring – from half a million to an average of 2.4 million in 2007.

ChinaTel is aiming to be at the forefront of WiMAX deployment in South America.  Riding on the WiMAX technology wave, ChinaTel, if a successful bidder, will have the capabilities of becoming a catalyst of change for the new generation of Internet applications and users in Argentina. Besides offering wireless broadband, WiMAX is seen as technology that can open the doors to the convergence of Internet, telephony, and pay TV services – known as the triple play strategy.

About ChinaTel Group, Inc.
ChinaTel Group Inc. is a business entity forged through a merger with Trussnet USA, Inc. (“Trussnet”) to acquire and operate WiMAX networks in key markets throughout the world.  ChinaTel’s vision will deliver a new way of communications and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets. ChinaTel, through its wholly-owned subsidiary, Trussnet, also currently provides telecommunications infrastructure engineering and construction services throughout the world, with plans to expand into select countries. ChinaTel is currently a leading service provider throughout Asia providing services to telecom companies in China, Singapore, Taiwan, and Hong Kong.  The management team has provided architecture and engineering services for the wireless telecommunications industry for more than 30 years and has been involved in the design, construction and deployment of more than 20,000 wireless projects. For more information visit www.chinatelgroup.com.

Notice regarding forward-looking statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the company, the ability of the company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the company's filings with the Securities and Exchange Commission.

For further information please contact:

Tammy Perry
Westmoore Investor Relations
Tel: 714.998.4425 x110
Email: info@westmooreinc.com

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